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                                                                    Exhibit 99.1

                                  [Letterhead]

  FOR IMMEDIATE RELEASE:  Monday, March 6, 1995

  CONTACT:  Thomas K. Land                 Richard Bernot
            Chief Financial Officer        or Madeleine Franco
            Sahara Gaming Corporation      Jordan Richard Assoc.
            702-737-2724                   801-595-8611


                 SAHARA GAMING CORPORATION ANNOUNCES ASSIGNMENT
                  OF HACIENDA SALE AGREEMENT TO CIRCUS CIRCUS

  LAS VEGAS, NEV.--Sahara Gaming Corporation (AMEX: SGM) announced today that the company's agreement to sell substantially all of the assets of its Hacienda Hotel & Casino in Las Vegas to William G. Bennett, former chief executive officer of Circus Circus, has been assigned by Bennett to Circus Circus. The assignment is in consonance with a settlement agreement reached yesterday between Circus Circus and Bennett relating to litigation involving Bennett's agreement to acquire the Hacienda. The terms of the agreement of sale were unchanged as a result of the assignment to Circus Circus.

  The sale remains subject to, among other things, the buyer's obtaining all appropriate regulatory licenses and approvals.

  "We are pleased to cooperate with the settlement agreement, and look forward to the consummation of this transaction," said Thomas K. Land, chief financial officer of Sahara. "As previously disclosed, proceeds from the sale will be utilized to repay certain indebtedness and for working capital purposes, including the pursuit of existing and new development opportunities," he said.

  Sahara Gaming Corporation is a diversified gaming management company headquartered in Las Vegas. The company owns and operates the Sahara and Hacienda Casino Hotels on the Las Vegas Strip, the Santa Fe Hotel & Casino in northwest Las Vegas, and the Pioneer Hotel and Gambling Hall in Laughlin, Nevada.

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